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                                                     Exhibit 10.5

AEtna             Interoffice          Mary Ann Champlin
                  Communication        Aetna Human Resources, RC3A
                                       (860) 273-8371
                                       Fax: (860) 560-8721



To         Richard L. Huber

Date       July 22, 1996

Subject    LETTER AGREEMENT

I am pleased to inform you that effective July 19, 1996, Aetna Inc. has assumed all of the obligations of Aetna Services, Inc. (formerly Aetna Life and Casualty Company) under your Letter Agreement with Aetna Services, Inc. All references to the "Company" in your Letter Agreement will hereinafter be deemed to mean both Aetna Services, Inc. and Aetna Inc. Among other things, this means that the Change in Control provisions of your Letter Agreement would be triggered by a change in control of either Aetna Services, Inc. or Aetna Inc.

By way of background, Aetna Inc. became the ultimate parent within the Aetna holding company system as a result of the merger with U.S. Healthcare. Your Letter Agreement was entered into with Aetna Services, Inc., which is now a direct subsidiary of Aetna Inc. We felt it would be appropriate for the new ultimate parent, Aetna Inc., to assume these obligations to place you on an equivalent footing post-merger.

The assumption of your Letter Agreement is self-executing. You do not need to take any action in response to this letter. If you have any questions or concerns, please let me know.




                                             /s/ Mary Ann Champlin